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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT

SELMER INDUSTRIES, INC., a Delaware corporation

     THE SELMER COMPANY, INC., a Delaware corporation

          VINCENT BACH INTERNATIONAL, a corporation organized under the laws of the United Kingdom

          H & A SELMER, LTD., a corporation organized under the laws of Canada

          STEINWAY MUSICAL PROPERTIES, INC., a Massachusetts corporation

               STEINWAY, INC., a Delaware corporation

               BOSTON PIANO, a Massachusetts corporation

               STEINWAY & SONS, INC., a New York corporation

               BOSTON PIANO GMBH, a corporation organized under the laws of Germany